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Hein + Associates LLP
Certified Public Accountants and Consultants
with offices in Denver, Dallas and
Los Angeles.
5075 Westheimer, Suite 970
Houston, Texas  77056
Telephone (713) 850-9814
Telecopier (713) 850-0725





September 5, 1997





Securities and Exchange Commission
Washington, D.C.  20549

We were previously principal accountants for American HealthChoice, Inc. (Commission File No. 33-30677-NY) and we reported on the financial statements of American HealthChoice, Inc. as of and for the years ended September 30, 1996 and 1995. On July 29, 1997, our appointment as principal accountants was terminated. We have read American HealthChoice, Inc.'s statement included under
Item 4 of its Form 8-K/A dated September 5, 1997, and we agree with such statements.

Respectfully,


/s/ Hein + Associates LLP
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HEIN + ASSOCIATES LLP

KT/pmg